Morgan Stanley
            Smith Barney

Morgan Stanley Smith Barney
Kaiser I, LLC

Financial Statements with
Report of Independent Registered
Public Accounting Firm

As of December 31, 2013 and 2012
and for the Years Ended December 31,
2013, 2012, and 2011

THE ENCLOSED TRADING COMPANY FINANCIAL STATEMENTS AND FOOTNOTE DISCLOSURES ARE PRESENTED PURSUANT TO REGULATION S-X.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of Morgan Stanley Smith Barney Kaiser I, LLC:

We have audited the accompanying statements of financial condition of Morgan Stanley Smith Barney Kaiser I, LLC (the “Trading Company”), including the condensed schedules of investments, as of December 31, 2013 and 2012, and the related statements of income and expenses and changes in members’ capital for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Trading Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trading Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trading Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Morgan Stanley Smith Barney Kaiser I, LLC as of December 31, 2013 and 2012, and the results of its operations and changes in its members’ capital for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
New York, New York
March 25, 2014

Morgan Stanley Smith Barney Kaiser I, LLC
Statements of Financial Condition

                                                                                                                         December 31,
	2013	2012
ASSETS	$	$

Trading Equity:

Unrestricted cash	50,521,663	7,348,629
Restricted cash	964,177	133,405

Total cash	51,485,840	7,482,034

Net unrealized gain (loss) on open contracts (MS&Co.)	672,761	(13,408)

Options purchased (premiums paid $0 and $1,125, respectively)	–	344

Total Trading Equity	52,158,601	7,468,970

Total Assets	52,158,601	7,468,970

LIABILITIES AND MEMBERS’ CAPITAL

LIABILITIES

Accrued incentive fees	337,415	–
Accrued management fees	85,577	9,339
Accrued administrative fees	12,093	2,179
Clearing fees due to MS&Co.	4,866	–
Options written (premiums received $0 and $3,281, respectively)	–	1,531

Total Liabilities	439,951	13,049

MEMBERS’ CAPITAL

Non-Managing Members	51,718,650	7,455,921

Total Members’ Capital	51,718,650	7,455,921

Total Liabilities and Members’ Capital	52,158,601	7,468,970

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney Kaiser I, LLC
Condensed Schedule of Investments
December 31, 2013

Futures and Forward Contracts Purchased	Net unrealized gain/(loss) on open contracts	% of Members’ Capital
	$
Commodity	(480)	– (1)
Equity	190,457	0.37
Foreign currency	185,551	0.36

Total Futures and Forward Contracts Purchased	375,528	0.73

Futures and Forward Contracts Sold

Commodity	28,900	0.06
Foreign currency	105,526	0.20
Interest rate	269,184	0.52

Total Futures and Forward Contracts Sold	403,610	0.78

Unrealized Currency Loss	(106,377)	(0.21)

Net fair value	672,761	1.30

(1) Amount less than 0.005%.

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney Kaiser I, LLC
Condensed Schedule of Investments
December 31, 2012

Futures and Forward Contracts Purchased	Net unrealized gain/(loss) on open contracts	% of Members’ Capital
	$
Commodity	(13,206)	(0.18)
Foreign currency	(1,778)	(0.02)
Interest rate	1,750	0.02

Total Futures and Forward Contracts Purchased	(13,234)	(0.18)

Futures and Forward Contracts Sold

Foreign currency	1,021	0.01
Interest rate	(1,750)	(0.02)

Total Futures and Forward Contracts Sold	(729)	(0.01)

Unrealized Currency Gain	555	0.01

Net fair value	(13,408)	(0.18)

Option Contracts	Fair Value	% of Members’ Capital
	$
Options purchased on Futures Contracts	344	– (1)
Options written on Futures Contracts	(1,531)	(0.02)

(1) Amount less than 0.005%.

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney Kaiser I, LLC
Statements of Income and Expenses

                                                         For the Years Ended December 31,

	2013	2012	2011
	$	$	$
INVESTMENT LOSS
Interest income (MS&Co. & Morgan Stanley Wealth Management)	391	(3,092)	(28,223)

EXPENSES
Incentive fees	1,414,480	–	–
Management fees	1,049,192	184,908	767,274
Brokerage, clearing and transaction fees	512,635	25,540	91,808
Administrative fees	149,330	39,482	134,273

Total Expenses	3,125,637	249,930	993,355

NET INVESTMENT LOSS	(3,125,246)	(253,022)	(1,021,578)

TRADING RESULTS
Trading profit (loss):
Net Realized	8,403,338	169,578	(1,210,865)
Net change in unrealized	685,200	(138,646)	112,780

Total Trading Results	9,088,538	30,932	(1,098,085)
NET INCOME (LOSS)	5,963,292	(222,090)	(2,119,663)

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney Kaiser I, LLC
Statements of Changes in Members’ Capital
For the Years Ended December 31, 2013, 2012, and 2011

	Managing	Non-Managing
	Member	Members	Total
	$	$	$
Members’ Capital,
December 31, 2010	–	40,014,468	40,014,468

Capital Contributions	–	6,925,138	6,925,138

Net Loss	–	(2,119,663)	(2,119,663)

Capital Withdrawals	–	(17,085,906)	(17,085,906)

Members’ Capital,
December 31, 2011	–	27,734,037	27,734,037

Capital Contributions	–	86,962	86,962

Net Loss	–	(222,090)	(222,090)

Capital Withdrawals	–	(20,142,988)	(20,142,988)

Members’ Capital,
December 31, 2012	–	7,455,921	7,455,921

Capital Contributions	–	53,049,964	53,049,964

Net Income	–	5,963,292	5,963,292

Capital Withdrawals	–	(14,750,527)	(14,750,527)

Members’ Capital,
December 31, 2013	–	51,718,650	51,718,650

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney Kaiser I, LLC
Notes to Financial Statements

1.  Organization

Morgan Stanley Smith Barney Kaiser I, LLC (“Kaiser I, LLC” or the “Trading Company”) was formed on April 4, 2007, as a Delaware limited liability company under the Delaware Limited Liability Company Act (the “Act”), to facilitate investments by Morgan Stanley Smith Barney LLC managed futures funds.  Morgan Stanley Smith Barney LLC is doing business as Morgan Stanley Wealth Management (“Morgan Stanley Wealth Management”).  The Trading Company commenced operations on August 1, 2007.  Ceres Managed Futures LLC (“Ceres” or the “Trading Manager”) is the trading manager of the Trading Company.  Ceres has retained Kaiser Trading Group Pty. Ltd. (“Kaiser” or the “Trading Advisor”) to engage in the speculative trading of commodities, domestic and foreign commodity futures contracts, forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, exchange of futures contracts for physicals transactions, exchange of physicals for futures contracts transactions, and any rights pertaining thereto (collectively, “Futures Interests”) (refer to Note 5. Financial Instruments) on behalf of the Trading Company.  Each member (each investor in the Trading Company, a “Member”) invests its assets in the Trading Company, which allocates substantially all of its assets in the trading program of Kaiser, an unaffiliated commodity trading advisor registered with the Commodity Futures Trading Commission (“CFTC”), which makes investment decisions for the Trading Company.  As of December 31, 2013, LV Futures Fund L.P. (a Delaware limited partnership), Meritage Futures Fund L.P. (a Delaware limited partnership), Managed Futures Strategic Alternatives, L.P. (a Delaware limited partnership), Tactical Diversified Futures Fund L.P. (“Tactical”) (a New York limited partnership), Global Futures Fund Ltd. (“Global Futures”) (a New York limited partnership), Polaris Futures Fund L.P. (“Polaris”) (a Delaware limited partnership), Morgan Stanley Managed Futures Custom Solutions Fund L.P. (“Custom Solutions”) (a Delaware limited partnership) and Institutional Fund Portfolio L.P. (“Institutional”) (a New York limited partnership) were the Members of the Trading Company.

Ceres is a wholly-owned subsidiary of Morgan Stanley Smith Barney Holdings LLC (“MSSBH”).  MSSBH is wholly-owned indirectly by Morgan Stanley.  Prior to June 30, 2013, Citigroup Inc. was the indirect minority owner of MSSBH.  Morgan Stanley Wealth Management is a principal subsidiary of MSSBH.

The clearing commodity broker for the Trading Company is Morgan Stanley & Co. LLC (“MS&Co.”).  MS&Co. also acts as the counterparty on all trading of foreign currency forward contracts.  Morgan Stanley Wealth Management, previously acted as a non-clearing commodity broker for the Trading Company.  MS&Co. and its affiliates act as the custodians of the Trading Company’s assets.  MS&Co. is a wholly-owned subsidiary of Morgan Stanley.

Morgan Stanley Smith Barney Kaiser I, LLC
Notes to Financial Statements (continued)

1.  Organization (cont’d)

Effective June 1, 2013, Custom Solutions became a Member of the Trading Company.

Effective January 1, 2013, Tactical, Global Futures, Polaris and Institutional became Members of the Trading Company.

2.	Summary of Significant Accounting Policies

Use of Estimates – The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures.  Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable.  Actual results could differ from those estimates and the differences could be material.

Valuation – Futures Interests are open commitments until the settlement date, at which time they are realized. They are valued at fair value, generally on a daily basis, and the unrealized gains and losses on open contracts (the difference between contract trade price and market price) are reported in the Statements of Financial Condition as net unrealized gains or losses on open contracts. The resulting net change in unrealized gains and losses is reflected in the net change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Income and Expenses. The fair value of exchange-traded futures, options and forward contracts is determined by the various futures exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period from various exchanges.  The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as inputs the spot prices, interest rates, and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period.   Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts.  There are numerous factors which may significantly influence the fair value of these contracts, including interest rate volatility.

-  8 -

Morgan Stanley Smith Barney Kaiser I, LLC
Notes to Financial Statements (continued)

2.	Summary of Significant Accounting Policies (cont’d)

Valuation (cont’d) – The Trading Company may buy or write put and call options through listed exchanges and the over-the-counter market.  The buyer of an option has the right to purchase (in the case of a call option) or sell (in the case of a put option) a specific quantity of a specific Futures Interest on the underlying asset at a specified price prior to or on a specified expiration date.  The writer of an option is exposed to the risk of loss if the fair value of a Futures Interest on the underlying asset declines (in the case of a put option) or increases (in the case of a call option).  The writer of an option can never profit by more than the premium paid by the buyer but can potentially lose an unlimited amount.

Premiums received/premiums paid from writing/purchasing options are recorded as liabilities/assets on the Statements of Financial Condition.  The difference between the fair value of the options and the premiums received/premiums paid is treated as an unrealized gain or loss.

Revenue Recognition – Monthly, MS&Co. pays the Trading Company interest income on 100% of its average daily equity maintained in cash in the Trading Company’s accounts during each month at the rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate less 0.15% during such month but in no event less than zero.  When the effective rate is less than zero, no interest is earned.  For purposes of such interest payments, daily funds do not include monies due to the Trading Company on Futures Interests that have not been received.  MS&Co. and Ceres will retain any excess interest not paid to the Trading Company in permitted investments.

Fair Value of Financial Instruments – The fair value of the Trading Company’s assets and liabilities that qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) guidance relating to financial instruments approximates the carrying amount presented in the Statements of Financial Condition.

Foreign Currency Transactions and Translation – The Trading Company’s functional currency is the U.S. dollar; however, the Trading Company may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rate in effect at the date of the Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. The effects of changes in foreign currency exchange rates on investments are not segregated in the Statements of Income and Expenses from the changes in market price of those investments, but are included in the realized trading profit (loss) and unrealized trading profit (loss) in the Statements of Income and Expenses.

Morgan Stanley Smith Barney Kaiser I, LLC
Notes to Financial Statements (continued)

2.  Summary of Significant Accounting Policies (cont’d)

Members’ Capital  – The Members’ Capital of the Trading Company is equal to the total assets of the Trading Company (including, but not limited to, all cash and cash equivalents, accrued interest, and the fair value of all open Futures Interests contract positions and other assets) less all liabilities (including, but not limited to, management fees, incentive fees, and extraordinary expenses), determined in accordance with U.S. GAAP.

Trading Equity – The Trading Company’s asset “Trading Equity,” reflected on the Statements of Financial Condition, consists of (a) cash on deposit in commodity brokerage accounts with Morgan Stanley, a portion of which is used as margin for trading; (b) net unrealized gains or losses on futures and forward contracts, which are fair valued and calculated as the difference between original contract value and fair value; and (c) options purchased at fair value, if any.  Options written at fair value, if any, are recorded in “Liabilities”.

The Trading Company, in its normal course of business, enters into various contracts with MS&Co. acting as its commodity broker.  Pursuant to the brokerage agreement with MS&Co., to the extent that such trading results in unrealized gains or losses, these amounts are offset for the Trading Company and are reported on a net basis on the Statements of Financial Condition.

The Trading Company has offset its unrealized gains or losses recognized on forward contracts executed with the same counterparty as allowable under the terms of its master netting agreement with MS&Co., as the counterparty on such contracts.  The Trading Company has consistently applied its right to offset.

Restricted and Unrestricted Cash – The cash held by the Trading Company is on deposit in commodity brokerage accounts with Morgan Stanley. As reflected on the Trading Company’s Statements of Financial Condition, restricted cash equals the cash portion of assets on deposit to meet margin requirements plus the cash required to offset unrealized losses on foreign currency forwards and options contracts.  All of these amounts are maintained in separate accounts. Cash that is not classified as restricted cash is therefore classified as unrestricted cash.

Brokerage, Clearing and Transaction Fees – The Trading Company accrues and pays brokerage, clearing and transaction fees to MS&Co.  Brokerage fees and transaction costs are paid as they are incurred on a half-turn basis at 100% of the rates MS&Co. charges retail commodity customers and parties that are not clearinghouse members. In addition, the Trading Company pays transactional and clearing fees as they are incurred.

Administrative Fee – The Trading Company accrues and pays Ceres a monthly fee to cover all administrative and operating expenses (the “Administrative Fee”). The monthly Administrative Fee is equal to 1/12 of 0.35% (a 0.35% annual rate) of the beginning of the month Members’ Capital of the Trading Company.

Morgan Stanley Smith Barney Kaiser I, LLC
Notes to Financial Statements (continued)

2.  Summary of Significant Accounting Policies (cont’d)

Capital Contributions – Capital contributions by the Members may be made monthly pending Ceres’ approval. Such capital contributions will increase each contributing Member’s pro rata share of the Trading Company’s Members’ Capital.

Capital Withdrawals – Each Member may withdraw all or a portion of its capital as of the first day of each month at the final net asset value of the last day of the immediately preceding month.  The request for withdrawal must be received in writing by the Trading Manager at least three business days prior to the end of such month. Such capital withdrawals will decrease each withdrawing Member’s pro rata share of the Trading Company’s Members’ Capital.  Ceres may require the withdrawal of a capital account under certain circumstances, as defined in the operating agreement.

Distributions – Distributions, other than capital withdrawals, are made on a pro rata basis at the sole discretion of Ceres.  No distributions have been made to date.  Ceres does not intend to make any distributions of the Trading Company’s profits.

Income Taxes – No provision for income taxes has been made in the accompanying financial statements, as Members are individually responsible for reporting income or loss based upon their pro rata share of  the Trading Company’s revenue and expenses for income tax purposes. The Trading Company files U.S. federal and state tax returns.

The guidance issued by the FASB on income taxes, clarifies the accounting for uncertainty in income taxes recognized in the Trading Company’s financial statements, and prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken. The Trading Company has concluded that there were no significant uncertain tax positions that would require recognition in the financial statements as of December 31, 2013 and 2012. If applicable, the Trading Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in other expenses in the Statements of Income and Expenses. Generally, the 2010 through 2013 tax years remain subject to examination by U.S. federal and most state tax authorities.  No income tax returns are currently under examination.

Dissolution of the Trading Company – The Trading Company shall be dissolved upon the first of the following events to occur:

(1)         The sole determination of Ceres; or
(2)	The written consent of the Members holding not less than a majority interest in capital with or without cause; or
(3)	The occurrence of any other event that causes the dissolution of the limited liability company under the Act.

Morgan Stanley Smith Barney Kaiser I, LLC
Notes to Financial Statements (continued)

2.	Summary of Significant Accounting Policies (cont’d)

Statement of Cash Flows – The Trading Company is not required to provide a Statement of Cash Flows.

Other Pronouncements

In June 2013, the FASB issued Accounting Standards Update (“ASU”) 2013-08, “Financial Services – Investments Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements”.  ASU 2013-08 changes the approach to the investment company assessment, requires non-controlling ownership interests in other investment companies to be measured at fair value, and requires additional disclosures about the investment company’s status as an investment company.  The amendments are effective for interim and annual reporting periods beginning after December 15, 2013.  The Trading Company is currently evaluating the impact this pronouncement would have on the financial statements.

3.  Related Party Transactions

The Trading Company’s cash is on deposit in commodity brokerage accounts with Morgan Stanley.  MS&Co. pays interest on these funds as described in Note 2. Summary of Significant Accounting Policies.  The Trading Company pays brokerage, clearing, and transaction fees to MS&Co. as described in Note 2. Summary of Significant Accounting Policies.  The Trading Company pays the Administrative Fee to Ceres as described in Note 2. Summary of Significant Accounting Policies.

4.  Trading Advisor

Ceres retains Kaiser to make all trading decisions for the Trading Company.

Fees paid to Kaiser by the Trading Company consist of a management fee and an incentive fee as follows:

Management Fees – The Trading Company accrues and pays Kaiser a monthly management fee based on a percentage of Members’ Capital as described in the advisory agreement among the Trading Company, Ceres, and Kaiser.

Incentive Fee – The Trading Company pays Kaiser a quarterly incentive fee equal to 20% of the New Trading Profits earned by each Member.  Such fee is accrued on a monthly basis, but is not payable until the end of each calendar quarter.

Morgan Stanley Smith Barney Kaiser I, LLC
Notes to Financial Statements (continued)

4.  Trading Advisor (cont’d)

New Trading Profits represent the amount by which profits from Futures Interests trading exceed losses after management fees, brokerage fees, and transaction costs, and administrative fees are deducted.  When Kaiser experiences losses with respect to the Members’ Capital as of the end of a calendar quarter, Kaiser must recover such losses before it is eligible for an incentive fee in the future.  Cumulative trading losses are reduced for capital withdrawn from the Trading Company.

5.  Financial Instruments

The Trading Advisor trades Futures Interests on behalf of the Trading Company. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price.

The fair value of exchange-traded contracts is based on the settlement price quoted by the exchange on the day with respect to which fair value is being determined. If an exchange-traded contract could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange, the settlement price will be equal to the settlement price on the first subsequent day on which the contract could be liquidated.  Off-exchange-traded contracts are fair valued as discussed in Note 2. Summaries of Significant Accounting Policies.

The Trading Company’s contracts are accounted for on a trade-date basis.  A derivative is defined as a financial instrument or other contract that has all three of the following characteristics:

(1)	a) One or more “underlyings” and b) one or more “notional amounts” or payment provisions or both;

(2)
Requires no initial net investment or a smaller initial net investment than would be required for other types of contracts that would be expected to have a similar response relative to changes in market factors; and

(3)         Terms that require or permit net settlement.

Generally, derivatives include futures, forward, swaps or options contracts, and other financial instruments with similar characteristics such as caps, floors, and collars.

The net unrealized gains (losses) on open contracts at December 31, reported as a component of “Trading Equity” on the Statements of Financial Condition, and their longest contract maturities were as follows:

Morgan Stanley Smith Barney Kaiser I, LLC
Notes to Financial Statements (continued)

5.  Financial Instruments (cont’d)

	Net Unrealized Gains/(Losses) on Open Contracts			Longest Maturities
Year	Exchange-Traded	Off-Exchange-Traded	Total	Exchange-Traded	Off-Exchange-Traded
	$	$	$
2013	381,682	291,079	672,761	Mar. 2014	Jan. 2014
2012	(12,651)	(757)	(13,408)	Mar. 2013	Jan. 2013

6.  Investment Risk

The Members’ investments in the Trading Company expose the Members to various types of risks that are associated with Futures Interests trading and markets in which the Trading Company invests.  The significant types of financial risks which the Trading Company is exposed to are market risk, liquidity risk, counterparty credit risk and changes in interest rates.

The rapid fluctuations in the market prices of Futures Interests in which the Trading Company invests make the Members’ investments volatile.  If Kaiser incorrectly predicts the direction of prices in the Futures Interests and changes in interest rates in which it invests, large losses may occur.

Illiquidity in the markets in which the Trading Company invests may cause less favorable trade prices.  Although Kaiser will generally purchase and sell actively traded contracts where last trade price information and quoted prices are readily available, the prices at which a sale or purchase occur may differ from the prices expected because there may be a delay between receiving a quote and executing a trade, particularly in circumstances where a market has limited trading volume and prices are often quoted for relatively limited quantities.

The credit risk on Futures Interests arises from the potential inability of counterparties to perform under the terms of the contracts.  The Trading Company has credit risk because MS&Co. acts as the commodity broker and the counterparty with respect to most of the Trading Company’s assets. The Trading Company’s exposure to credit risk associated with counterparty nonperformance is typically limited to the cash deposits with, or other form of collateral held by, the counterparty. The Trading Company’s assets deposited with MS&Co. or its affiliates are segregated or secured in accordance with the Commodity Exchange Act and the regulations of the CFTC and are expected to be largely held in non-interest bearing bank accounts at a U.S. bank or banks, but may also be invested in any other instruments approved by the CFTC for investment of customer funds.  Exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts are marked to market on a daily basis, with variations in value settled on a daily basis.  With respect to the Trading Company’s off-exchange-traded forward currency contracts and forward currency options contracts, there are no daily settlements of variation in value, nor is there any requirement that an amount equal to the

Morgan Stanley Smith Barney Kaiser I, LLC
Notes to Financial Statements (continued)

6.  Investment Risk (cont’d)

net unrealized gains (losses) on such contracts be segregated. However, the Trading Company is required to meet margin requirements equal to the net unrealized loss on open forward currency contracts in the Trading Company accounts with the counterparty, which is accomplished by daily maintenance of the cash balance in a custody account held at MS&Co.  The Trading Company had total cash and unrealized on exchange-traded contracts with MS&Co., acting as a commodity broker for the Trading Company’s trading of Futures Interests, totaling $51,867,522 and $7,469,383 at December 31, 2013 and 2012, respectively. With respect to those off-exchange-traded forward currency contracts, including options on such contracts, the Trading Company is at risk to the ability of MS&Co., the sole counterparty on all such contracts, to perform.  The Trading Company has a netting agreement with MS&Co.  The agreement, which seeks to reduce both the Trading Company’s and the counterparty’s exposure on off-exchange-traded forward currency contracts, including options on such contracts, should materially decrease the Trading Company’s credit risk in the event of MS&Co.’s bankruptcy or insolvency.

7.  Derivatives and Hedging

The Trading Company’s objective is to profit from speculative trading in Futures Interests.  Therefore, the Trading Advisor for the Trading Company will take speculative positions in Futures Interests where it feels the best profit opportunities exist for its trading strategy.  As such, the average number of contracts outstanding in absolute quantity (the total of the open long and open short positions) has been presented as a part of the volume disclosure, as position direction is not an indicative factor in such volume disclosures.  In regards to foreign currency forward trades, each notional quantity amount has been converted to an equivalent contract based upon an industry convention.

On January 1, 2013, the Trading Company adopted ASU 2011-11, “Disclosure about Offsetting Assets and Liabilities” and ASU 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities”.  ASU 2011-11 created a new disclosure requirement about the nature of an entity’s rights to setoff and the related arrangements associated with its financial instruments and derivative instruments, while ASU 2013-01 clarified the types of instruments and transactions that are subject to the offsetting disclosure requirements established by ASU 2011-11.  Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of these disclosures is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of International Financial Reporting Standards. The new guidance did not have a significant impact on the Trading Company’s financial statements.

Morgan Stanley Smith Barney Kaiser I, LLC
Notes to Financial Statements (continued)

7.  Derivatives and Hedging (cont’d)

The following tables summarize the valuation of the Trading Company’s investments as of December 31, 2013 and 2012, respectively.

Offsetting of Derivative Assets and Liabilities as of December 31, 2013:

	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Net Amounts Presented in the Statements of Financial Condition
	$	$	$
Assets
Futures	488,539	(480)	488,059
Forwards	291,079	–	291,079

Total Assets	779,618	(480)	779,138

Liabilities
Futures	(480)	480	–

Total Liabilities	(480)	480	–

Unrealized currency loss			(106,377)

Total net unrealized gain on
open contracts			672,761

Morgan Stanley Smith Barney Kaiser I, LLC
Notes to Financial Statements (continued)

7.  Derivatives and Hedging (cont’d)

Offsetting of Derivative Assets and Liabilities as of December 31, 2012:

	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Net Amounts Presented in the Statements of Financial Condition
	$	$	$
Assets
Futures	1,750	(1,750)	–
Forwards	1,021	(1,021)	–

Total Assets	2,771	(2,771)	–

Liabilities
Futures	(14,956)	1,750	(13,206)
Forwards	(1,778)	1,021	(757)

Total Liabilities	(16,734)	2,771	(13,963)

Unrealized currency gain			555

Total net unrealized loss on
open contracts			(13,408)

                                                                                             Gross amounts not offset in the
                                            Statements of Financial Condition
	Financial Instruments	Cash Collateral Received	Net Amount
	$	$	$
Assets
Options purchased	344	–	344

Total Assets	344	–	344

Liabilities
Options written	(1,531)	–	(1,531)

Total Liabilities	(1,531)	–	(1,531)

Total			(1,187)

Net fair value			(14,595)

Morgan Stanley Smith Barney Kaiser I, LLC
Notes to Financial Statements (continued)

7.  Derivatives and Hedging (cont’d)

The Effect of Trading Activities on the Statements of Financial Condition as of December 31, 2013 and 2012:

December 31, 2013
Futures and Forward Contracts	Long Unrealized Gain	Long Unrealized Loss	Short Unrealized Gain	Short Unrealized Loss	Net Unrealized Gain/(Loss)	Average number of contracts outstanding for the year (absolute quantity)
	$	$	$	$	$
Commodity	–	(480)	28,900	–	28,420	170
Equity	190,457	–	–	–	190,457	610
Foreign currency	185,551	–	105,526	–	291,077	1,739
Interest rate	–	–	269,184	–	269,184	744
Total	376,008	(480)	403,610	–	779,138

Unrealized currency loss					(106,377)
Total net unrealized gain on open contracts					672,761

December 31, 2012
Futures and Forward Contracts	Long Unrealized Gain	Long Unrealized Loss	Short Unrealized Gain	Short Unrealized Loss	Net Unrealized Gain/(Loss)	Average number of contracts outstanding for the year (absolute quantity)
	$	$	$	$	$
Commodity	–	(13,206)	–	–	(13,206)	13
Foreign currency	–	(1,778)	1,021	–	(757)	27
Interest rate	1,750	–	–	(1,750)	–	114
Total	1,750	(14,984)	1,021	(1,750)	(13,963)	50

Unrealized currency gain					555
Total net unrealized loss on open contracts					(13,408)

		Average number of contracts outstanding for the year (absolute quantity)
Option Contracts at Fair Value	$

Options purchased	344	3
Options written	(1,531)	3

Morgan Stanley Smith Barney Kaiser I, LLC
Notes to Financial Statements (continued)

7.  Derivatives and Hedging (cont’d)

The following tables summarize the net trading results of the Trading Company for the years ended December 31, 2013, 2012, and 2011, respectively.

The Effect of Trading Activities on the Statements of Income and Expenses for the year ended December 31, 2013 included in Total Trading Results:

Type of Instrument	$

Commodity	(1,509,109)
Equity	6,556,847
Foreign currency	2,202,434
Interest rate	1,945,297
Unrealized currency loss	(106,931)
Total	9,088,538

Line Items on the Statements of Income and Expenses for the year ended December 31, 2013:

Trading Results	$

Net Realized	8,403,338
Net change in unrealized	685,200
Total Trading Results	9,088,538

The Effect of Trading Activities on the Statements of Income and Expenses for the year ended December 31, 2012 included in Total Trading Results:

Type of Instrument	$

Commodity	126,574
Equity	231,407
Foreign currency	48,149
Interest rate	(372,592)
Unrealized currency loss	(2,606)
Total	30,932

Line Items on the Statements of Income and Expenses for the year ended December 31, 2012:

Trading Results	$

Net Realized	169,578
Net change in unrealized	(138,646)
Total Trading Results	30,932

Morgan Stanley Smith Barney Kaiser I, LLC
Notes to Financial Statements (continued)

7.  Derivatives and Hedging (cont’d)

The Effect of Trading Activities on the Statements of Income and Expenses for the year ended December 31, 2011 included in Total Trading Results:

Type of Instrument	$

Commodity	162,088
Equity	(756,791)
Foreign currency	8,184
Interest rate	(544,560)
Unrealized currency gain	32,994
Total	(1,098,085)

Line Items on the Statements of Income and Expenses for the year ended December 31, 2011:

Trading Results	$

Net Realized	(1,210,865)
Net change in unrealized	112,780
Total Trading Results	(1,098,085)

8.  Fair Value Measurements and Disclosures

On October 1, 2012, the FASB issued ASU 2012-04, “Technical Corrections and Improvements”, which makes minor technical corrections and clarifications to ASC 820, “Fair Value Measurements and Disclosures”. When the FASB issued Statement 157 (codified in ASC 820), it conformed the use of the term “fair value” in certain pre-Codification standards but not others. ASU 2012-04 conforms the term’s use throughout the ASC “to fully reflect the fair value measurement and disclosure requirements” of ASC 820. The ASU also amends the requirements that must be met for an investment company to qualify for the exemption from presenting a statement of cash flows. Specifically, it eliminates the requirements that substantially all of an entity’s investments be carried at “market value” and that the investments be highly liquid. Instead, it requires substantially all of the entity’s investments to be carried at “fair value” and classified as Level 1 or Level 2 measurements under ASC 820.

Morgan Stanley Smith Barney Kaiser I, LLC
Notes to Financial Statements (continued)

8. Fair Value Measurements and Disclosures (cont’d)

Financial instruments are carried at fair value, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.  Assets and liabilities carried at fair value are classified and disclosed in the following three levels: Level 1 - unadjusted quoted market prices in active markets for identical assets and liabilities; Level 2 - inputs other than unadjusted quoted market prices that are observable for the asset or liability, either directly or indirectly (including unadjusted quoted market prices for similar investments, interest rates and credit risk); and Level 3 - unobservable inputs for the asset or liability (including the Trading Company’s own assumptions used in determining the fair value of investments).

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Trading Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and consideration of factors specific to the investment.

The Trading Company’s assets and liabilities measured at fair value on a recurring basis are summarized in the following tables by the type of inputs applicable to the fair value measurements.

December 31, 2013	Unadjusted Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	$	$	$	$
Assets
Futures	488,539	–	n/a	488,539
Forwards	–	291,079	n/a	291,079

Total Assets	488,539	291,079	n/a	779,618

Liabilities
Futures	480	–	n/a	480

Total Liabilities	480	–	n/a	480

Unrealized currency loss				(106,377)

*Net fair value	488,059	291,079	n/a	672,761

Morgan Stanley Smith Barney Kaiser I, LLC
Notes to Financial Statements (continued)

8. Fair Value Measurements and Disclosures (cont’d)

December 31, 2012	Unadjusted Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	$	$	$	$
Assets
Futures	1,750	–	n/a	1,750
Forwards	–	1,021	n/a	1,021
Options Purchased	344	–	n/a	344

Total Assets	2,094	1,021	n/a	3,115

Liabilities
Futures	14,956	–	n/a	14,956
Forwards	–	1,778	n/a	1,778
Options Written	1,531	–	n/a	1,531

Total Liabilities	16,487	1,778	n/a	18,265

Unrealized currency gain				555

*Net fair value	(14,393)	(757)	n/a	(14,595)

*This amount comprises of the “Net unrealized gain (loss) on open contracts” and “Options purchased” and “Options written” on the Statements of Financial Condition.

During the twelve months ended December 31, 2013 and 2012, there were no Level 3 assets and liabilities and there were no transfers of assets or liabilities between Level 1 and Level 2.

9.  Financial Highlights

The following ratios may vary for individual investors based on the timing of capital transactions during the year.  Additionally, these ratios are calculated for the non-managing Members’ share of income, expenses and average net assets.

Morgan Stanley Smith Barney Kaiser I, LLC
Notes to Financial Statements (concluded)

9.  Financial Highlights (cont’d)

                  For the Years Ended December 31,
	2013	2012	2011
RATIOS TO AVERAGE MEMBERS’ CAPITAL: (1)
Net Investment Loss	(5.96)%	(2.25)%	(2.66)%
Expenses before Incentive Fees	3.26%	2.22%	2.59%
Expenses after Incentive Fees	5.96%	2.22%	2.59%
Net Income (Loss)	11.37%	(1.97)%	(5.53)%

TOTAL RETURN BEFORE INCENTIVE FEES	14.36%	(1.43)%	(5.46)%
TOTAL RETURN AFTER INCENTIVE FEES	11.60%	(1.43)%	(5.46)%

(1)	The calculation is based on non-managing Members’ allocated income and expenses and average non-managing Members’ Capital.

10.  Subsequent Events

Management performed its evaluation of subsequent events through March 25, 2014, and has determined that there were no subsequent events requiring adjustments of or disclosure in the financial statements.